Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nabriva Therapeutics plc:

We consent to the use of our report dated March 12, 2020, with respect to the consolidated balance sheets of Nabriva Therapeutics plc and subsidiaries as of December 31, 2018 and 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 12, 2020 contains an explanatory paragraph that states that Nabriva Therapeutics plc has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 1, 2020